UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2010

SureWest Communications

(Exact name of registrant as specified in its charter)

California	000-29660	68-0365195
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 772-2000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Named Executive Officer

On May 28, 2010, SureWest Communications (the “Company”) issued a press release announcing that Bill M. DeMuth, Senior Vice President and Chief Technology Officer will be leaving the Company effective June 30, 2010.  A copy of the press release is filed with this report as Exhibit 99.1.

Mr. DeMuth will receive separation and other payments under provisions of a Severance Agreement (the “Agreement”), which will be executed by June 30, 2010.  Pursuant to the Agreement, the Company shall (i) make a $156,538 lump sum, cash payment to Mr. DeMuth (the equivalent of approximately 9 months’ base salary) and (ii) accelerate the vesting of certain previously granted and unvested equity awards as if Mr. DeMuth had remained an employee for the full vesting term of the shares. This will result in an additional 39,722 shares of the Company’s common stock vesting pursuant to the Agreement.  In addition, the Company has agreed to continue certain terms of an existing Change in Control Agreement for a period of two years, beginning July 1, 2010 through June 30, 2012. In the event of a change in control, during the first year Mr. DeMuth will be entitled to receive the equivalent of two times his base salary and two times his most recently established short-term incentive target, subject to applicable withholding taxes.  During the second year, the value of the benefits associated with the provisions of the Change in Control Agreement will be reduced ratably each month until the value is reduced to zero.

In exchange for the consideration described above, Mr. DeMuth has agreed to a complete release of all claims, known or unknown, against the Company and its affiliates.

Item 9.01 Financial Statements and Exhibits.

 (d)          Exhibits.

Exhibit No.	Description
99.1	Press release dated May 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

(Registrant)

By:	/s/ STEVEN C. OLDHAM
Steven C. Oldham
President and Chief Executive Officer

Date:  June 4, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 28, 2010